ARADIGM CORPORATION

CONSULTING AGREEMENT FOR INDEPENDENT CONTRACTORS

This Consulting Agreement (the “Agreement”) is made and entered into by and between Aradigm Corporation, a California corporation (“Aradigm”), and Dr. Babatunde A. Otulana M.D., an individual (“Consultant”), effective as of January 1, 2009.

Recitals

Whereas, Consultant has unique skills and knowledge in Aradigm’s field of endeavor and thus is well suited to advise Aradigm with respect to its research and development; and

Whereas, Aradigm desires that Consultant advise and consult with Aradigm in the research, development and analysis of technology relating to Aradigm’s research and product development efforts, and Consultant agrees to provide such assistance to Aradigm through a consulting relationship with Aradigm;

Now Therefore, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. Consulting Services Engagement. Aradigm hereby retains Consultant, and Consultant hereby accepts such retention, to perform consulting services for Aradigm as set forth herein.

1.1 Scope. Consultant shall provide consulting services (“Services”) to Aradigm. The specific nature and amount of the Services to be performed within the Field shall be determined by Aradigm during the term of this Agreement. Consultant shall provide a minimum of eight (8) hours of Services to Aradigm (“Minimum Monthly Services”) per calendar month. If any period during the term of this Agreement is less than a full calendar month, then for such period the Minimum Monthly Services shall be reduced on a pro rata basis based on a ratio that the actual number of days in the period bears to the number of days in such calendar month. Consultant may from time to time during the term of this Agreement serve on Aradigm’s scientific advisory board. Any services provided to Aradigm as a member of Aradigm’s scientific advisory board shall be rendered pursuant to a separate agreement and Consultant shall not be entitled to compensation under this Agreement with respect to any such services rendered with respect to Aradigm’s scientific advisory board and such services shall not be taken into account in determining whether Consultant has provided the Minimum Monthly Services.

1.2 Performance and Time Commitment. Consultant shall render the Services at such times as may be mutually agreed upon by Consultant and Aradigm. Consultant shall perform the services at Aradigm’s principal place of business or at other places upon mutual agreement of the parties. Consultant also agrees to perform a reasonable amount of informal consultation with Aradigm over the telephone or otherwise.

1.3 Professional Standards. The manner and means used by Consultant to perform the Services desired by Aradigm are in the sole discretion and control of Consultant. Consultant’s Services, and the results thereof, will be performed with and be the product of the highest degree of professional skill and expertise.

1.4 Independent Contractor Status. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of Aradigm, and is not authorized to act on behalf of Aradigm. Consultant agrees not to hold himself out as, or give any person any reason to believe that he is, an employee, agent, joint venturer or partner of Aradigm. Consultant will not be eligible for any employee benefits, including, but not limited to group insurance, profit-sharing or retirement benefits, nor will Aradigm make deductions from any amounts payable to Consultant for taxes or insurance. Consultant will be solely responsible for all tax payments and tax returns required to be filed with or made to any federal, state or local tax authority with respect to Consultants performance of Services and receipt of fees under this Agreement. Aradigm will regularly report amounts paid to Consultant by filing Form-1099 MISC with the Internal Revenue Service as required by law. Because Consultant is an independent contractor, Aradigm will not withhold or make payments for Social Security; make unemployment insurance or disability insurance contributions; or obtain workers compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement. Consultant hereby agrees to indemnify and defend Aradigm against any and all such taxes or contributions, including penalties and interest. Consultant retains the right to provide services for others during the term of this Agreement and is not required to devote his services exclusively for Aradigm.

2. Compensation. As compensation for Consultant rendering the Minimum Monthly Services and the discharge of Consultant’s obligations hereunder, Aradigm shall pay Consultant a consulting fee of $3,000 per calendar month payable pursuant to an invoice for the Services. If any period during the term of this Agreement is less than a full calendar month, then for such period the consulting fee for the Minimum Monthly Services shall be reduced on a pro rata basis based on a ratio that the actual number of days in the period bears to the number of days in such calendar month. As compensation for Services in excess of the Minimum Monthly Services, Aradigm shall pay Consultant a consulting fee of $375/hr actually spent performing Services requested by Aradigm, payable pursuant to an invoice for the Services.

3. Expenses. Aradigm shall reimburse Consultant for expenses actually incurred by Consultant in performing the Services so long as such expenses are reasonable and necessary as determined by Aradigm. Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to Aradigm.

4. No Solicitation. During the term of this Agreement and for three (3) years after its termination, Consultant will not personally or through others, directly or indirectly, recruit, solicit, induce or encourage any employee of Aradigm to terminate his or her employment with Aradigm.

5. Maintaining Confidential Information.

5.1 Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and/or proprietary information relating to Aradigm’s technology know-how, trade secrets, data, inventions, developments, plans business practices, and strategies. Such confidential and/or proprietary information of Aradigm (collectively referred to as “Information”) may include but not be limited to: (i) confidential and/or proprietary information supplied to Consultant with the legend “Aradigm Confidential” or equivalent; (ii) Aradigm’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) Aradigm’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, AERx® drug delivery technology, AERx Strip® dosage forms and other related technology, formulas, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; or (v) information of third parties as to which Aradigm has an obligation of confidentiality.

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information is the sole, exclusive and extremely valuable property of Aradigm. Accordingly, Consultant agrees not to reproduce any of the Information without the applicable prior written consent of Aradigm, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Consultant agrees to protect all Information of Aradigm with the same degree of care that it protects its own Information (which, in any event, shall be not less than a reasonable degree of care under the circumstances). Upon notice of termination of this Agreement for any reason, including expiration of term, or upon Aradigm’s request, Consultant agrees to cease using and to immediately return to Aradigm all whole and partial copies and derivatives of the Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

5.2 Other Employer Information. Consultant agrees that he will not, during his engagement with Aradigm, improperly use or disclose any proprietary information or trade secrets of his former or concurrent clients, employers or companies, and that he will not bring onto the premises of Aradigm any unpublished documents or any property belonging to his former or concurrent clients, employers or companies unless consented to in writing by said employers or companies. .

5.3 Third Party Information. Consultant recognizes that Aradigm has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Aradigm’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that he owes Aradigm and such third parties, both during the term of his engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with Aradigm’s agreement with the third party) or use it for the benefit of anyone other than Aradigm or such third party (consistent with Aradigm’s agreement with the third party).

6. Inventions.

6.1 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Aradigm, or any person designated by Aradigm, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work performed for Aradigm (“Aradigm Work Product”). Consultant represents that any Work Product relating to Aradigm’s business or any project which Consultant has made, conceived or reduced to practice at the time of signing this Agreement (“Prior Work Product”) has been disclosed in writing to Aradigm and attached to this Agreement as Exhibit B. If disclosure of any such Prior Work Product would cause Consultant to violate any prior confidentiality agreement, Consultant understands that it is not to list such Prior Work Product in Exhibit B but it will disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such Prior Work Product has not been made for that reason. A space is provided in Exhibit B for such purpose.

6.2 Ownership of Work Product. Consultant shall specifically describe and identify in Exhibit B all technology which (a) Consultant intends to use in performing under this Agreement, (b) is either owned solely by Consultant or licensed to Consultant with a right to sublicense and (c) is in existence in the form of a writing or working prototype prior to the Effective Date (“Background Technology”). Consultant agrees that any and all Inventions conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of Aradigm.

6.3 Assignment of Aradigm Work Product. Except for Consultant’s rights in the Background Technology, Consultant irrevocably assigns to Aradigm or its designee, all right, title and interest worldwide in and to the Aradigm Work Product and all applicable intellectual property rights related to the Aradigm Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights, whether or not patentable or registerable under copyright or similar laws, (the “Proprietary Rights”). Except as set forth below, Consultant retains no rights to use the Aradigm Work Product and agrees not to challenge the validity of Aradigm’s ownership in the Aradigm Work Product. Consultant hereby grants to Aradigm a non-exclusive, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and publicly display in any form or medium, whether now known or later developed, distribute, make, use and sell Background Technology and any Prior Work Product incorporated or used in the Aradigm Work Product for the purpose of developing and marketing Aradigm products. Consultant further acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of and during the period of this agreement and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6.4 Waiver of Assignment of Other Rights. If Consultant has any rights to the Aradigm Work Product that cannot be assigned to Aradigm, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Aradigm with respect to such rights, and agrees, at Aradigm’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to the Aradigm Work Product that cannot be assigned to Aradigm or waived by Consultant, Consultant unconditionally and irrevocably grants to Aradigm during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

6.5 Assistance. Consultant agrees to cooperate with Aradigm or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Aradigm’s rights in Aradigm Work Product and to execute, when requested, any other documents deemed necessary by Aradigm to carry out the purpose of this Agreement. Consultant agrees to execute upon Aradigm’s request a signed transfer of copyright to Aradigm in the form attached to this Agreement as Exhibit D for all Aradigm Work Product subject to copyright protection, including, without limitation, computer programs, notes, sketches, drawings and reports.

6.6 Enforcement of Proprietary Rights. Consultant will assist Aradigm in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Aradigm Work Product in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Aradigm may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to Aradigm or its designee. Consultant’s obligation to assist Aradigm with respect to Proprietary Rights relating to such Aradigm Work Product in any and all countries shall continue beyond the termination of this Agreement, but Aradigm shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Aradigm’s request on such assistance.

6.7 Execution of Documents. In the event Aradigm is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding sections 6.5 and 6.6, Consultant hereby irrevocably designates and appoints Aradigm and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to Aradigm any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Aradigm.

6.8 Exception to Assignments. Consultant understands that the provisions of this Agreement requiring assignment of inventions and works of authorship to Aradigm do not apply to any invention which qualifies fully under the provisions of the California Labor Code Section 2870 (attached hereto as Exhibit C). Consultant will advise Aradigm promptly in writing of any inventions or works of authorship which Consultant believes meet the criteria in California Labor Code Section 2870 and not otherwise disclosed in Exhibit B.

6.9 Obligation to Keep Aradigm Informed. During the term of this Agreement, and for one (1) year after its termination for any reason, Consultant will promptly disclose to Aradigm fully and in writing all patent applications filed by him or on his behalf.

7. Termination. Either party may terminate this Agreement without cause upon thirty (30) days written notice to the other party. Either party may terminate this Agreement upon thirty (30) days written notice to the other party of the other party’s material breach of the terms of this Agreement, if such breach remains uncured at the end of such thirty (30) day period. In the event of such termination, Consultant shall cease work immediately after giving or receiving such notice or termination, unless otherwise agreed to by the parties. Unless earlier terminated as provided herein, this Agreement shall expire on December 31, 2009.

7.1 Return of Aradigm Property. Upon termination of this Agreement or earlier as requested by Aradigm, Consultant shall deliver to Aradigm any and all drawings, notes, memoranda, specifications, devices, formulas, Information, Aradigm Work Product, together with al copies thereof, and any other material containing or disclosing any Aradigm Work Product, Information or third party information.

7.2 Notification to New Employer. Consultant hereby grants Aradigm the right to notify Consultant’s future employers or clients of Consultant’s rights and obligations under this Agreement.

8. ARBITRATION AND EQUITABLE RELIEF.

8.1 Arbitration. EXCEPT AS PROVIDED IN SECTION 8.2 BELOW, CONSULTANT AND ARADIGM AGREE THAT ANY DISPUTE OR CONTROVERSY ARISING OUT OF, RELATING TO, OR CONCERNING ANY INTERPRETATION, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, AND ALL DISPUTES ARISING OUT OF OR RELATING TO THE ARADIGM/CONSULTANT RELATIONSHIP SHALL BE SETTLED BY ARBITRATION TO BE HELD IN ALAMEDA COUNTY, CALIFORNIA, IN ACCORDANCE WITH THE NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION. THE ARBITRATOR MAY GRANT INJUNCTIONS OR OTHER RELIEF IN SUCH DISPUTE OR CONTROVERSY. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT HAVING JURISDICTION. THE PARTY BRINGING A CLAIM SHALL BE RESPONSIBLE FOR ANY FILING FEE CHARGED BY THE AMERICAN ARBITRATION ASSOCIATION. IN THE EVENT THE FILING FEE FOR CONSULTANT EXCEEDS THE FILING FEE CHARGED FOR A CIVIL ACTION IN CALIFORNIA SUPERIOR COURT, ARADIGM WILL BE RESPONSIBLE FOR THE AMOUNT IN EXCESS OF THE SUPERIOR COURT’S FEE. EACH PARTY WILL OTHERWISE BE RESPONSIBLE FOR THEIR RESPECTIVE ATTORNEYS’ FEES AND COSTS, EXCEPT AS OTHERWISE PROVIDED BY LAW.

THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF ARADIGM’S AND THE CONSULTANT’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE ARADIGM/CONSULTANT RELATIONSHIP (EXCEPT AS PROVIDED IN SECTION 8.2 BELOW), INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

i. ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF CONSULTANT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; DEFAMATION; AND ANY OTHER TORTS OR NEGLIGENCE INVOLVING THE CONSULTANT/ARADIGM RELATIONSHIP;

ii. ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.; and,

iii. ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

8.2 Equitable Remedies. CONSULTANT AGREES THAT BOTH ARADIGM AND CONSULTANT HAVE THE RIGHT TO OBTAIN PROVISIONAL REMEDIES, INCLUDING INJUNCTIVE RELIEF, IN ANY COURT OF COMPETENT JURISDICTION IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8. CONSULTANT FURTHER AGREES THAT IT WOULD BE IMPOSSIBLE OR INADEQUATE TO MEASURE AND CALCULATE ARADIGM’S DAMAGES FROM ANY BREACH OF THE COVENANTS SET FORTH IN SECTIONS 4, 5, 6, and 7.1 HEREIN. ACCORDINGLY, CONSULTANT AGREES THAT IF CONSULTANT BREACHES ANY OF SUCH SECTIONS, ARADIGM WILL HAVE AVAILABLE, IN ADDITION TO ANY OTHER RIGHT OR REMEDY AVAILABLE, THE RIGHT TO OBTAIN AN INJUNCTION FROM EITHER AN ARBITRATOR OR A COURT OF COMPETENT JURISDICTION (AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8) RESTRAINING SUCH BREACH OR THREATENED BREACH AND TO SPECIFIC PERFORMANCE OF ANY SUCH PROVISION OF THIS AGREEMENT. CONSULTANT FURTHER AGREES THAT NO BOND OR OTHER SECURITY SHALL BE REQUIRED IN OBTAINING SUCH EQUITABLE RELIEF AND CONSULTANT HEREBY CONSENTS TO THE ISSUANCE OF SUCH INJUNCTION AND TO THE ORDERING OF SPECIFIC PERFORMANCE.

8.3 Consideration. CONSULTANT UNDERSTANDS THAT EACH PARTY’S PROMISE TO RESOLVE CLAIMS BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, RATHER THAN THROUGH THE COURTS, IS CONSIDERATION FOR OTHER PARTY’S LIKE PROMISE. CONSULTANT FURTHER UNDERSTANDS THAT CONSULTANT IS OFFERED THE PROJECT(S) IN CONSIDERATION OF CONSULTANT’S PROMISE TO ARBITRATE CLAIMS.

9. Compliance with Applicable Laws. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

10. Assignment; Benefit. This Agreement is for the personal services of Consultant and may not be assigned by him, nor shall it be assignable by operation of law, without the prior written consent of Aradigm. This Agreement may be assigned at any time by Aradigm. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

11. Indemnification. Aradigm agrees to indemnify and hold harmless Consultant against any liability, damages, loss or expense (including reasonable attorney fees and expenses of litigation) arising out of the actions of Aradigm, its employees or any third party acting on behalf or under authorization from Aradigm in the performance of this Agreement or as a result of any products developed or made as a result of information or received from Consultant, except for the sole negligent or intentionally wrongful acts of Consultant.

12. Warranties. Consultant agrees that it shall perform the services in a professional and workmanlike manner in accordance with industry standards. In addition, Consultant hereby represents and warrants that the Work Product shall not infringe any copyright, patent, trademark or other proprietary right of any third party; provided, however, that Consultant shall not be responsible for infringing Work Product to the extent that the infringement was caused by Aradigm.

13. Legal and Equitable Remedies. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Information or Service Product without the prior express written consent of Aradigm, Aradigm will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that Aradigm shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

14. Limitation on Liability. Except for breaches of obligations pertaining to confidentiality, under no circumstances and under no theory of liability shall either party or any officer, employee, owner, director, shareholder, successor agent or assign be liable to the other for any indirect, special, incidental, consequential or punitive damages of any nature whatsoever arising in connection with the provision of work product or Services under this Agreement.

15. Governing Law; Severability. This Agreement shall be governed by and construed according to the laws of the State of California without regard to its conflict of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

16. Complete Understanding; Modification. This Agreement, together with its Exhibits, constitutes the final, exclusive and complete understanding and agreement of Aradigm and Consultant with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by an Aradigm officer.

17. Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 1.4, 4, 5, 6, 7.1, 7.2, 8, 9, 13, 14, 15, 16, 17 and 18.

18. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

If to Aradigm:	If to the Consultant:
President & CEO	Dr. Babatunde A. Otulana M.D.,
Aradigm Corporation 3929 Point Eden Way	At the address on file with the Company
Hayward, CA 94545 (510) 265-9000 Fax: (510) 265-0277

In Witness Whereof, the parties hereto have executed this Agreement as of the date first set forth above.

Aradigm Corporation		Consultant
By:	/s/ Igor Gonda	/s/ Babatunde Otulana

Signature
CEO & President

(Title)

Exhibit A

Other Employment/Consulting Relationships

[]

Exhibit B

Prior Work Product Disclosure

I. Except as listed in Section 2 below, the following is a complete list of all Prior Work Product that have been made or conceived or first reduced to practice by consultant alone or jointly with others prior to my engagement by aradigm:

X	No inventions or improvements. See below:

Additional sheets attached.

II. Due to a prior confidentiality agreement, Consultant cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which Contractor owes to the following party(ies):

Invention or Improvement Party(ies) Relationship

1.
2.
3.

Additional sheets attached.

Background Technology Disclosure

The following is a list of all Background Technology which Consultant intends to use in performing under this Agreement:

EXHIBIT C

CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS;
ASSIGNMENT OF RIGHTS

"(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Exhibit D

Assignment of Copyright

For good and valuable consideration which has been received, the undersigned sells, assigns and transfers to Aradigm Corporation, a California corporation, and its successors and assigns, the copyright in and to the following work, which was created by the following indicated author(s):

Title:

Author(s):

Copyright Office Identification No. (if any):

and all of the right, title and interest of the undersigned, vested and contingent, therein and thereto.

Executed this      day of      , 20     .

Signature:

Printed Name: